Exhibit 99.1

For Immediate Release

September 26, 2017

Equifax Chairman, CEO, Richard Smith Retires; Board of Directors Appoints Current Board Member Mark Feidler Chairman; Paulino do Rego Barros, Jr. Appointed Interim CEO; Company to Initiate CEO Search

The Board of Equifax Inc. (NYSE: EFX) today announced that Richard Smith will retire as Chairman of the Board and Chief Executive Officer, effective September 26, 2017. The Board of Directors appointed current Board member, Mark Feidler, to serve as Non-Executive Chairman. Paulino do Rego Barros, Jr., who most recently served as President, Asia Pacific, and is a seven-year veteran of the company, has been appointed as interim Chief Executive Officer, succeeding Smith. The Board will undertake a search for a new permanent Chief Executive Officer, considering candidates both from within and outside the company. Mr. Smith has agreed to serve as an unpaid adviser to Equifax to assist in the transition.

Mark Feidler stated, “The Board remains deeply concerned about and totally focused on the cybersecurity incident. We are working intensely to support consumers and make the necessary changes to minimize the risk that something like this happens again. Speaking for everyone on the Board, I sincerely apologize. We have formed a Special Committee of the Board to focus on the issues arising from the incident and to ensure that all appropriate actions are taken.”

“Our interim CEO, Paulino, is an experienced leader with deep knowledge of our company and the industry. The Board of Directors has absolute confidence in his ability to guide the company through this transition,” Feidler continued.

Richard Smith said, “Serving as CEO of Equifax has been an honor, and I’m indebted to the 10,000 Equifax employees who have dedicated their lives to making this a better company.

“The cybersecurity incident has affected millions of consumers, and I have been completely dedicated to making this right. At this critical juncture, I believe it is in the best interests of the company to have new leadership to move the company forward,” Smith added.

“On behalf of the Board, I express my appreciation to Rick for his 12 years of leadership,” Feidler said. “Equifax is a substantially stronger company than it was 12 years ago. At this time, however, the Board and Rick agree that a change of leadership is in order.”

Feidler is a partner and co-founder of MSouth, a private equity investment firm. He has served as an independent director for Equifax since 2007. Feidler served as president and COO of BellSouth Corporation until its merger with AT&T in December 2006. Previously, from 2000 to 2003, Feidler was the COO of Cingular Wireless, commencing upon the formation of Cingular when BellSouth and AT&T (formerly SBC) merged their domestic wireless operations to form Cingular.

Paulino Barros most recently led the company’s Asia-Pacific business, which includes the largest acquisition in Equifax’s history – Veda, the leading provider of credit information and analysis in Australia and New Zealand. Previously, Barros led the company’s U.S. Information Solutions (USIS) business and prior to that led the company’s International business unit. Prior to Equifax, Barros founded and served as president of PB&C – Global Investments, LLC and previously served in several executive positions at BellSouth Corporation and AT&T, including president of Global Operations for AT&T. His previous experience includes executive and managerial roles at Motorola, Inc., The NutraSweet Company and Monsanto Company.

About Equifax

Equifax is a global information solutions company that uses trusted unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 10,000 employees worldwide.

Contact:

Ines Gutzmer

Corporate Communications

mediainquiries@equifax.com